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                                                                   EXHIBIT 99.7
                              DESKTOP DATA, INC.
                               80 BLANCHARD ROAD
                        BURLINGTON, MASSACHUSETTS 01803

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of Desktop Data, Inc.:

  The Special Meeting of Stockholders of Desktop Data, Inc. ("Desktop"), a Delaware corporation, will be held on Tuesday, February 24, 1998 at 10:00 a.m., local time, at the offices of Testa, Hurwitz & Thibeault, LLP, 125 High Street, Boston, Massachusetts 02110 for the following purposes:

  1. To consider, approve and adopt the Agreement and Plan of Merger and Reorganization dated November 2, 1997 (the "Agreement"), relating to the proposed merger (the "Merger") of Individual, Inc., a Delaware corporation ("Individual"), with and into Desktop and the issuance of shares of Desktop common stock, par value $.01 per share ("Desktop Common Stock" and, following the Merger, the "Combined Company Common Stock") to the stockholders of Individual pursuant to the Agreement;

  2. To consider and approve an amendment to the Amended and Restated Certificate of Incorporation of Desktop to change the corporate name of Desktop to "NewsEDGE Corporation," subject to and upon consummation of the Merger;

  3. To consider and approve an amendment to Desktop's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Desktop Common Stock from 15,000,000 shares to 35,000,000 shares, subject to and upon consummation of the Merger;

  4. To consider and approve an amendment to the Desktop 1995 Stock Plan to increase the number of shares of Desktop Common Stock to be reserved for issuance thereunder from 1,625,000 to 4,125,000 shares, subject to and upon consummation of the Merger;

  5. To consider and approve amendments to the Desktop 1995 Employee Stock Purchase Plan, including the increase in the number of shares of Desktop Common Stock reserved for issuance thereunder from 175,000 to 500,000 shares, subject to and upon consummation of the Merger; and

  6. To transact such other business as may properly come before the meeting or any adjournments thereof.

  Each of the foregoing proposals is described more fully in the accompanying Prospectus/Joint Proxy Statement.

  As a result of the Merger, each outstanding share of Individual common stock, par value $.01 per share ("Individual Common Stock"), other than shares held in the treasury of Individual or owned by Desktop or any wholly owned subsidiary of Individual or Desktop, will be converted into the right to receive one-half ( 1/2) of one share (the "Exchange Ratio") of Desktop Common Stock, and each outstanding option or right to purchase Individual Common Stock under Individual's stock option plans and Individual's stock purchase plan will be assumed by Desktop and will become an option or right to purchase Combined Company Common Stock, with appropriate adjustments to be made to the number of shares issuable thereunder and the exercise price thereof to reflect the Exchange Ratio. Furthermore, Desktop will assume all outstanding warrants for the purchase of Individual Common Stock, with appropriate adjustments to be made to the number of shares issuable thereunder and the exercise price thereof to reflect the Exchange Ratio. Following the Merger, based on the shares of Individual Common Stock and Desktop Common Stock outstanding as of January 9, 1998, the former holders
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of Individual will hold 48.6% of the Combined Company Common Stock and the holders of Desktop Common Stock prior to the Merger will hold 51.4% of the Combined Company Common Stock.

  Only stockholders of record at the close of business on January 9, 1998 are entitled to notice of and to vote at the meeting.

  All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if such stockholder has returned a proxy.

                                          By Order of the Board of Directors

                                          Lawrence S. Wittenberg
                                          Secretary

Burlington, Massachusetts
January 28, 1998

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